THIS NOTE AND THECOMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN TECHNOLOGIES GROUP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                              CONVERTIBLE TERM NOTE

            FOR VALUE RECEIVED, each of AMERICAN TECHNOLOGIES GROUP, INC., a Nevada corporation (the "Parent"), and the other Companies listed on Exhibit A attached hereto (such other companies together with the Parent, each a "Company" and collectively, the "Companies"), jointly and severally, promises to pay to GRYPHON MASTER FUND L.P., c/o ____________________________________________, Fax:
______________ (the "Holder") or its registered assigns or successors in interest, the sum of Two Hundred Fifty Thousand Dollars ($250,000), together with any accrued and unpaid interest hereon, on March 6, 2007 (the "Maturity Date") if not sooner paid.

            This Convertible Term Note (this "Note") is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and each Company (or its agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or
(ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

            The following terms shall apply to this Note. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Security Agreement dated as of the date hereof by and among the Companies and the Holder (as amended, modified and/or supplemented from time to time, the "Security Agreement").

                                   ARTICLE I
                         CONTRACT RATE AND AMORTIZATION

            1.1 Contract Rate. Subject to Sections 4.2 and 5.10, interest payable on the outstanding principal amount of this Note (the "Principal
Amount") shall accrue at a rate per annum equal to twelve percent (12%) (the "Contract Rate"). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on September 1, 2005 on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise.

            1.2 Principal Payments. The total outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Companies to the Holder under this Note, the Security Agreement and/or any other Ancillary Agreement shall be due and payable on the Maturity Date.

                                   ARTICLE II
                           CONVERSION AND REDEMPTION

            2.1 Payment of Principal Amount.

                  (a) Payment in Cash or Common Stock. If the Principal Amount (or a portion of the Principal Amount if not all of the Principal Amount may be converted into shares of Common Stock, par value $0.001, of the Parent (the "Common Stock") pursuant to Section 3.2) is required to be paid in cash pursuant to Section 2.1(b), then the Companies shall, jointly and severally, pay the Holder an amount in cash equal to 100% of the Principal Amount (or such portion of the Principal Amount to be paid in cash) due and owing to the Holder on the Maturity Date. If the Principal Amount (or a portion of the Principal Amount if not all of the Principal Amount may be converted into shares of Common Stock pursuant to Section 3.2) is required to be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Parent to the Holder on the Maturity Date (in respect of such portion of the Principal Amount converted into shares of Common Stock pursuant to Section 2.1(b)), shall be the number determined by dividing (i) the portion of the Principal Amount converted into shares of Common Stock, by (ii) the then applicable Fixed Conversion Price. For purposes hereof, subject to Section 3.6 hereof, the initial "Fixed Conversion Price" means $ 0.00111.

                  (b) Principal Amount Conversion Conditions. Subject to Sections 2.1(a), 2.2, and 3.2 hereof, the Holder shall convert into shares of Common Stock all or a portion of the Principal Amount due on the Maturity Date if the following conditions (the "Conversion Criteria") are satisfied: (i) the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding the Maturity Date shall be greater than or equal to 120% of the Fixed Conversion Price and (ii) the amount of such conversion does not exceed twenty-five percent (25%) of the aggregate dollar trading volume of the Common Stock for the period of twenty-two (22) trading days immediately preceding the Maturity Date. If subsection (i) of the Conversion Criteria is met but subsection (ii) of the Conversion Criteria is not met as to the entire Principal Amount, the Holder shall convert only such part of the Principal Amount that meets subsection (ii) of the Conversion Criteria. Any portion of the Principal Amount due on the Maturity Date that the Holder has not been able to convert into shares of Common Stock due to the failure to meet the Conversion Criteria, shall be paid in cash by the Companies on the Maturity Date at the rate of 100% of the Principal Amount otherwise due on the Maturity Date.

            2.2 No Effective Registration. Notwithstanding anything to the contrary herein, none of the Companies' obligations to the Holder may be converted into Common Stock unless (a) either (i) an effective current
Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists or (ii) an exemption from registration for resale of all of the Common Stock issued and issuable is available pursuant to Rule 144 of the Securities Act and (b) no Event of Default (as hereinafter defined) exists and is continuing, unless such Event of Default is cured within any applicable cure period or otherwise waived in writing by the Holder.

            2.3 Optional Redemption in Cash. The Companies may prepay this Note ("Optional Redemption") by paying to the Holder a sum of money equal to one hundred percent (100%) of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note (the "Redemption Amount") outstanding on the Redemption Payment Date (as defined below). The Companies shall deliver to the Holder a written notice of redemption (the "Notice of Redemption") specifying the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be seven (7) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has previously delivered a Notice of Conversion (as hereinafter defined) or for conversions elected to be made by the Holder pursuant to Section 3.3 during the Redemption Period. The Redemption Amount shall be determined as if the Holder's conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Companies fail to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

                                  ARTICLE III
                           HOLDER'S CONVERSION RIGHTS

            3.1  Optional  Conversion.  Subject  to the  terms set forth in this
Article III, the Holder shall have the right, but not the obligation, to convert all or any portion of the issued and outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of Common Stock at the Fixed Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as, the "Conversion Shares."

            3.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note, an amount that would be convertible into that number of Conversion Shares which would exceed the difference between (i) 4.99% of the issued and outstanding shares of Common Stock and (ii) the number of shares of Common Stock beneficially owned by the Holder For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Conversion Share limitation described in this Section 3.2 shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default, or upon 75 days prior notice to the Parent. Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.2 are irrevocable and may not be waived by the Holder or the Parent.

            3.3 Mechanics of Holder's Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion in substantially the form of Exhibit B hereto (appropriate completed) ("Notice of Conversion") to the Parent and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees that are being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Parent within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Parent in accordance with the provisions hereof shall be deemed a Conversion Date (the "Conversion Date"). Pursuant to the terms of the Notice of Conversion, the Parent will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) business day of the date of the delivery to the Parent of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Parent of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Parent of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides the Parent written instructions to the contrary.

            3.4 Late Payments. Each Company understands that a delay in the delivery of the Conversion Shares in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, in addition to all other rights and remedies which the Holder may have under this Note, applicable law or otherwise, the Companies shall, jointly and severally, pay late payments to the Holder for any late issuance of Conversion Shares in the form required pursuant to this
Article II upon conversion of this Note, in the amount equal to $500 per business day after the Delivery Date. The Company shall make any payments incurred under this Section in immediately available funds upon demand.

            3.5 Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price.

            3.6 Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to this Note shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows:

                  (a) Reclassification. If the Parent at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after, such reclassification or other change at the sole election of the Holder.

                  (b) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any common stock issued by the Parent in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

                  (c) Share Issuances. Subject to the provisions of this Section 3.6, if the Parent shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a Person other than the Holder (except (i) pursuant to Sections 3.6(a) or (b) above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to the Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Parent) for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Parent convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of such securities.

                  (d)  Computation  of   Consideration.   For  purposes  of  any
computation respecting consideration received pursuant to Section 3.6(c) above, the following shall apply:

                        (i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Parent for any underwriting of the issue or otherwise in connection therewith;

                        (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Parent (irrespective of the accounting treatment thereof); and

                        (iii) upon any such exercise, the aggregate consideration received for such securities shall be deemed to be the consideration received by the Parent for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Parent upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subsections (i) and (ii) of this Section 3.6(d)).

            3.7 Reservation of Shares. During the period the conversion right exists, the Parent will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Conversion Shares upon the full conversion of this Note, the Warrants and the Options. Each Company represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. Each Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Conversion Shares upon the conversion of this Note.

            3.8 Registration Rights. The Holder has been granted registration rights with respect to the Conversion Shares as set forth in the Registration Rights Agreement.

            3.9 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Companies to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article IV of this Note, no Company shall pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

                                   ARTICLE IV
                                EVENTS OF DEFAULT

            4.1 Events of Default. The occurrence of an Event of Default under the Security Agreement shall constitute an event of default ("Event of Default") hereunder.

            4.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Companies shall, jointly and severally, pay additional interest on the outstanding principal balance of this Note in an amount equal to the Contract Rate plus ten percent (10%) per annum, and all outstanding Obligations, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

            4.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all Obligations and/or may elect, along with any other rights and remedies of the Holder under the Security Agreement and any other Ancillary Agreement and all Obligations of the companies under the Security Agreement and the other Ancillary Agreements, to require the Company to make a Default Payment ("Default Payment"). The Default Payment shall be 130% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to the Note, the Security Agreement, and/or the other Ancillary Agreements, then to accrued and unpaid interest due on the Note and then to the outstanding principal balance of the Note. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 4.3.

                                    ARTICLE V
                                  MISCELLANEOUS

            5.1 Conversion  Privileges.  The conversion  privileges set forth in
Article III shall remain in full force and effect immediately from the date hereof until the date this Note is indefeasibly paid in full and irrevocably terminated.

            5.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

            5.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            5.4 Notices. Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Security Agreement.

            5.5 Amendment Provision. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

            5.6 Assignability. This Note shall be binding upon each Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement. No Company may assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

            5.7 Cost of Collection. In case of any Event of Default under this Note, the Companies shall, jointly and severally, pay the Holder reasonable costs of collection, including reasonable attorneys' fees.

            5.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

                  (a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                  (b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE ANCILLARY AGREEMENTS; PROVIDED, THAT EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND
FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT AND EACH COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE SECURITY AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

                  (c) EACH COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND/OR ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED HERETO OR THERETO.

            5.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

            5.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Companies to the Holder and thus refunded to the Companies.

            5.11 Security Interest. The Holder has been granted a security interest (i) in certain assets of the Companies as more fully described in the Security Agreement, and (ii) in certain real property of the Term Loan B Guarantors.

            5.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

            5.12 Subordination. The Obligations and liabilities of the Companies to the Holder are subordinated in favor of Laurus Master Fund, Ltd. pursuant to the terms and conditions of certain Subordination Agreement dated as of the date hereof, as the same may be amended, modified and supplemented from time to time.

       [Balance of page intentionally left blank; signature page follows]

            IN WITNESS WHEREOF, the Companies have caused this Convertible Term Note to be signed in its name effective as of this ______ day of _______________ 2005.

                                            AMERICAN TECHNOLOGIES GROUP, INC.


                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

WITNESS:

___________________________________

                                            NORTH TEXAS STEEL COMPANY, INC.


                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

WITNESS:

___________________________________


                                            OMAHA HOLDINGS CORP.


                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________

WITNESS:

___________________________________

                                    EXHIBIT A


                                 OTHER COMPANIES


              North Texas Steel Company, Inc., a Texas corporation

                  Omaha Holdings Corp., a Delaware corporation

                                    EXHIBIT B

                              NOTICE OF CONVERSION

        (To be executed by the Holder in order to convert all or part of the Convertible Term Note into Common Stock)

[Name and Address of Company]

      The undersigned hereby converts $_________ of the principal due on [specify applicable Repayment Date] under the Convertible Term Note dated as of _______________________ 2005 (the "Note") issued by American Technologies Group, Inc. (the "Parent") and the other Companies named and as defined therein by delivery of shares of Common Stock of the Parent ("Shares") on and subject to the conditions set forth in the Note.

1.    Date of Conversion      _______________________

2.    Shares To Be Delivered: _______________________


                                            GRYPHON MASTER FUND L.P.


                                            By: ________________________________
                                            Name: ______________________________
                                            Title: _____________________________